Consent of Independent Accountants

The Board of Directors

Equitable Financial Group, Inc.

Fort Lauderdale, Florida:

and

The Board of Directors

1st United Bancorp, Inc.

Boca Raton, Florida :

We consent to the use of our report dated March 16, 2007, relating to the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and to the use of our name under the caption of “Experts,” in the Registration Statement on the Form S-4 of 1st United Bancorp, Inc.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

November 16, 2007